ANNIVERSARY PARTIAL WITHDRAWAL RIDER

                     Joint and Last Survivor - Variable Life
            Issued by Cova Financial Services Life Insurance Company


This rider is a part of the policy and is subject to all applicable terms and provisions of the policy; except as modified herein.

Prior to the younger Insured's Attained Age 95, this rider replaces the Partial Withdrawals, the General Account Partial Withdrawals and the Separate Account Partial Withdrawals provisions with the following:

You can make a partial withdrawal of cash on any policy anniversary date prior to the younger Insured's Attained Age 95. The amount of the partial withdrawal may not exceed the greater of:

1.   The  increase  in  cash   surrender   value  since  the  preceding   policy
     anniversary; or

2. The cash surrender value at the beginning of that policy year multiplied by the Anniversary Partial Withdrawal Percentage Limit, shown on the Policy Specifications Page.


A partial withdrawal will not be processed for more cash than is available in the cash surrender value on the date of the partial withdrawal.

The minimum amount for a partial withdrawal request from the General Account must be at least $500.00.

The minimum amount for a partial withdrawal request from the Separate Account must be the lesser of $500.00 of a Division; or your entire balance in that Division.

When the younger Insured reaches Attained Age 95, this rider will terminate and the Partial Withdrawals, the General Account Partial Withdrawals and the Separate Account Partial Withdrawals provisions as described in the policy will become effective. You may terminate this rider prior to the younger Insured's Attained Age 95, by sending us a written request.

The Issue Date and the effective date of this rider and the policy are the same unless another effective date is shown below.






                 DATE





   SECRETARY                                                      PRESIDENT



                                      COVA
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri

        CLR12
        (5/99)